Contact: Susan B. Railey
         (301) 468-3120
         Sharon Bramell                     FOR IMMEDIATE RELEASE
         (301) 231-0351


            AIM 88 DEFERS THE DECEMBER REGULAR CASH FLOW DISTRIBUTION

             Total for the Fourth Quarter 2003 is Two Cents per Unit

                            -------------------------


     ROCKVILLE, MD, December 17, 2003-- (AMEX/AIK) The general partner of AIM 88 today announced that it is not declaring a distribution of regular cash flow for the month of December 2003 because December's regular cash flow is less than one cent per unit.

     A distribution is expected to be declared in January 2004 if AIM 88 has sufficient cash flow from operations and proceeds of mortgage dispositions, if any, to declare and pay a distribution of one cent or more per unit. As AIM 88 liquidates its mortgage investments, investors should expect a reduction in earnings and distributions due to the decreasing mortgage base.

     Record dates for AIM 88 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include any amounts declared during the quarter. The total distribution of two cents per unit for the fourth quarter of 2003 includes one cent per unit regular cash flow for the months of October and November 2003 and will be paid on February 2, 2004.

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